Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended April 30, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--June 4, 2009--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of home appliances, consumer electronics, computers, furniture and mattresses, and lawn and garden products today announced its operating results for the quarter ended April 30, 2009.

Highlights for the quarter include:

  Total revenues increased 5.8% to $231.3 million,
  Credit portfolio performance improved as the annualized net charge-off rate declined to 3.0% as compared to 3.4% and 3.2% during the fourth and first quarters, respectively, of fiscal 2009, and
  Diluted earnings per share were $0.51, or $0.47 excluding non-cash fair value adjustments, for the first quarter of fiscal 2010.

Total revenues for the quarter ended April 30, 2009, increased 5.8% to $231.3 million. Total net sales increased 2.6% to $200.1 million. Strength in consumer electronics and furniture and mattresses was offset by weakness in the lawn and garden and track categories. Finance charges and other increased 12.2% to $29.8 million, and same store sales (revenues earned in stores operated for the entirety of both periods) decreased 4.6% during the first quarter of fiscal 2010. The same store sales decline was impacted by Circuit City’s liquidation sale and shortages of certain television products during the first quarter of fiscal 2010.

The Company delivered solid operating performance during the quarter despite the challenging economic environment and reported Net income on a GAAP basis of $11.5 million, or diluted earnings per share of $0.51, for the first quarter of fiscal 2010, including the effects of a $1.4 million non-cash fair value increase in its Interests in securitized assets. Adjusted net income, excluding the non-cash fair value adjustments, was $10.6 million for the first quarter of fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $12.6 million for the first quarter of the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments in both periods, was $0.47 for the first quarter of fiscal 2010, compared with $0.56 for the first quarter of the prior fiscal year, consistent with the Company’s previously communicated expectations.

The credit portfolio performance improved during the quarter as the annualized net charge-off rate declined to 3.0% for the three months ended April 30, 2009, as compared to the 3.4% rate experienced during the quarter ended January 31, 2009, and the 3.2% rate experienced in the first quarter of the prior fiscal year. Additionally, the 60+ day delinquency rate dropped to 6.9% at April 30, 2009, as compared to 7.3% at January 31, 2009, though it was up compared to 6.4% at April 30, 2008. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

The Company now has 75 stores in operation with plans to add three to five stores during the current fiscal year.

EPS Guidance

Today, the Company reaffirmed its guidance for fiscal year 2010 (the year ending January 31, 2010) earnings per diluted share, excluding fair value adjustments, of $1.75 to $1.85. The guidance includes an increased provision for bad debts, due to the increase in the balance of customer receivables retained on the Company’s balance sheet, to provide the required reserve for future estimated losses. The Company expects the actual credit portfolio performance to be consistent with its historical performance.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, June 4, 2009, at 10:00 AM, CDT, to discuss its financial results for the quarter ended April 30, 2009. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-440-5803 or 719-325-4891.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing equity or debt markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; potential goodwill impairment charges; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended April 30,

	2008	2009

Revenues
Total net sales	$195,072	$200,151
Finance charges and other	26,552	29,785
Increase (decrease) in fair value	(3,067)	1,390

Total revenues	218,557	231,326

Cost and expenses
Cost of goods sold, including warehousing
and occupancy costs	139,058	145,870
Cost of parts sold, including warehousing
and occupancy costs	2,330	2,587
Selling, general and administrative expenses	60,368	62,625
Provision for bad debts	259	1,395

Total costs and expenses	202,015	212,477

Operating income	16,542	18,849
Interest (income) expense, net	(15)	586
Other income, net	(23)	(8)

Income before income taxes	16,580	18,271

Provision for income taxes	5,984	6,750

Net income	$10,596	$11,521

Earnings per share
Basic	$0.47	$0.51
Diluted	$0.47	$0.51
Average common shares outstanding
Basic	22,382	22,447
Diluted	22,560	22,689

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	April 30,
	2009	2009

Assets
Current assets
Cash and cash equivalents	$11,798	$6,941
Other accounts receivable, net	32,878	19,007
Customer accounts receivable, net	61,125	84,960
Interests in securitized assets	176,543	170,602
Inventories	95,971	90,979
Deferred income taxes	13,354	13,910
Prepaid expenses and other assets	5,933	5,754
Total current assets	397,602	392,153
Non-current deferred income tax asset	2,035	3,254
Long-term customer accounts receivable, net	41,172	52,498
Total property and equipment, net	62,551	63,049
Goodwill and other assets, net	13,269	13,181
Total assets	$516,629	$524,135
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	5	4
Accounts payable	57,809	56,807
Accrued compensation and related expenses	11,473	7,586
Accrued expenses	23,703	23,625
Other current liabilities	25,541	29,006
Total current liabilities	118,531	117,028
Long-term debt	62,912	59,712
Fair value of derivatives	-	125
Deferred gains on sales of property	1,036	991
Total stockholders' equity	334,150	346,279
Total liabilities and stockholders' equity	$516,629	$524,135

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended
		April 30,

		2008	2009

A	Product sales	$179,910	$184,817
B	Service maintenance agreement commissions, net	9,970	9,790
C	Service revenues	5,192	5,544
D	Total net sales	195,072	200,151
E	Finance charges and other	26,552	29,785
F	Net increase (decrease) in fair value	(3,067)	1,390
G	Total revenues	218,557	231,326
H	Cost of goods sold, including warehousing
	and occupancy cost	(139,058)	(145,870)
I	Cost of parts sold, including warehousing
	and occupancy cost	(2,330)	(2,587)
J	Gross margin dollars (G+H+I)	$77,169	$82,869

	Gross margin percentage (J/G)	35.3%	35.8%

K	Product margin dollars (A+H)	$40,852	$38,947
	Product margin percentage (K/A)	22.7%	21.1%

MANAGED PORTFOLIO STATISTICS
For the periods ended January 31, 2006, 2007, 2008, 2009 and April 30, 2008 and 2009
(dollars in thousands, except average outstanding balance per account)

	January 31,				April 30,
	2006	2007	2008	2009	2008	2009

Total accounts	415,338	459,065	510,922	537,957	508,788	524,398
Total outstanding balance	$519,721	$569,551	$654,867	$753,513	$669,958	$734,552
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,401	$1,317	$1,401
60 day delinquency	$35,537	$37,662	$49,778	$55,141	$42,935	$50,911
Percent delinquency	6.8%	6.6%	7.6%	7.3%	6.4%	6.9%
Percent of portfolio reaged	17.6%	17.8%	16.6%	18.7%	15.5%	18.8%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	3.2%	3.2%	3.0%

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED
AND DILUTED EARNINGS PER SHARE, AS ADJUSTED
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended April 30,
	2008	2009
Net income, as reported	$10,596	$11,521
Adjustments:
(Increase) decrease in fair value	3,067	(1,390)
Tax impact of fair value
adjustment	(1,080)	489
Net income, as adjusted	$12,583	$10,620

Average common shares
outstanding - Diluted	22,560	22,689

Earnings per share - Diluted
As reported	$0.47	$0.51
As adjusted	$0.56	$0.47

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3359